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                                                                    EXHIBIT 99.2


CALIBER COMPANY CONTACT:
Gillian B. Pommerehn
(410) 843-1265



CALIBER CEO AND PRESIDENT CHRIS NGUYEN RESIGNS



CHIEF OPERATING OFFICER GLEN M. MARDER NAMED AS REPLACEMENT


BALTIMORE, MD (MAY 22, 2001) -- Caliber Learning Network (NASDAQ: CLBR) today announced that its president and chief executive officer, Chris Nguyen, has resigned, effective immediately. Mr. Nguyen will continue to serve on the Board of Directors for Caliber. Caliber's board named Glen M. Marder, currently Caliber's chief operating officer, as interim president and CEO while the search for a permanent replacement for Mr. Nguyen is conducted.

"Given Caliber's current situation and its need to fully reassess its operations and strategic direction, I told the board I felt it would be best for the Company to have new leadership," said Nguyen, who has been offered a position with Sylvan Ventures LLC, the venture capital subsidiary of Sylvan Learning Systems, Inc.

Marder has served as Caliber's chief operating officer since early May, overseeing day-to-day operations and continued development of the Company's e-learning services. Mr. Marder has diverse public and private company experience as CEO, CFO and COO roles with a demonstrated record of improving financial and operational performance.

"While Caliber has had to make some difficult decisions concerning the reduction of our workforce, I believe the company is now sized and structured in a way that will bring us financial stability, and put us on the road to profitability," said Marder. "With our technology, the quality of our services, and our focus on customers, I am quite optimistic about our prospects moving forward."

Marder added, "I appreciate Chris Nguyen's efforts in the face of a difficult period, and look forward to continuing to benefit from his advice as a Caliber board member. Chris has been the strategic force and inspiration at Caliber since its inception and we look forward to his continued support as a Caliber board member."


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CALIBER CEO CHRIS NGUYEN RESIGNS/p. 2

ABOUT CALIBER LEARNING NETWORK, INC.
Caliber (NASDAQ: CLBR) is a leading provider of eLearning infrastructure for strategic corporate initiatives. Its interactive eLearning is delivered either live or OnDemand directly to individual workstations, anytime, anywhere or through a network of classroom-style learning centers. Caliber enables Global 2000 companies to increase the reach and reduce the cost of traditional training programs through a host of services, including Internet, Intranet and digital satellite. Founded in 1996 and headquartered in Baltimore, Caliber has production facilities and Internet-ready learning centers throughout North America and Europe. For more information, visit WWW.CALIBER.COM.

SAFE HARBOR LANGUAGE: THIS RELEASE INCLUDES INFORMATION THAT COULD CONSTITUTE
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STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO
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STATEMENTS.

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